Exhibit 4.4

DESCRIPTION OF THE REGISTRANT’S SECURITIES

REGISTERED PURSUANT TO SECTION 12 OF THE

SECURITIES EXCHANGE ACT OF 1934

Waddell & Reed Financial, Inc., a Delaware corporation (the “Company,” “we,” or “our”), has one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”): Class A Common Stock, $0.01 par value (the “Common Stock”).

The following is a brief description of our Common Stock and does not purport to be complete. The description is qualified in its entirety by reference to the Company’s Restated Certificate of Incorporation (our “Certificate”) and Amended and Restated Bylaws (our “Bylaws”),  copies of which have been filed by us with the Securities and Exchange Commission, and the applicable provisions of the Delaware General Corporation Law (the “DGCL”).  We encourage you to read our Certificate, our Bylaws, and the DGCL for additional information.

DESCRIPTION OF CAPITAL STOCK

General

The Company’s authorized capital stock consists of 250,000,000 shares of the Common Stock and 5,000,000 shares of preferred stock, par value $1.00 per share, 750,000 shares of which have been designated as Series A Junior Participating Preferred Stock.  No shares of Series A Junior Participating Preferred Stock are issued and outstanding.

Common Stock

Voting Rights

Each share of the Common Stock is entitled to one vote on all matters submitted for a vote at a meeting of the stockholders of the Company. Except as otherwise provided in our Certificate, our Bylaws, and the DGCL, matters to be voted on by stockholders must be approved by a majority of the votes cast. Actions requiring a greater vote include, but are not limited to, the following: our Certificate and Bylaws require affirmative votes from holders of at least 80% of the outstanding shares entitled to vote to remove a director for cause, and our Bylaws require affirmative votes from holders of at least 80% of the outstanding shares entitled to vote to amend or repeal, or adopt any provision inconsistent with, Article III (Directors) of our Bylaws.

The Company’s Board of Directors is divided into three classes of directors, with each class serving a staggered three-year term. Our Certificate and Bylaws provide that directors are elected by a  plurality of the votes cast. The holders of the Common Stock are not entitled to cumulative voting rights. Under the Company’s Director Resignation Policy, any nominee for director in an uncontested election who receives a greater number of “withheld” votes than “for” votes is required to tender his or her resignation for consideration by the Company’s Board of Directors.

Dividends

Dividends may be paid on the Common Stock from legally available funds, when and if declared by the Company’s Board of Directors and subject to any preferential rights of any outstanding shares of preferred stock, if any.

Liquidation

Upon liquidation, dissolution, or winding up of the Company, after payment in full of the amounts required to be paid to holders of preferred stock, if any, all holders of the Common Stock are entitled to share ratably in any assets available for distribution.

Other Rights

The holders of the Common Stock have no preemptive rights and no rights to convert their Common Stock into any other securities. There are no redemption or sinking fund provisions applicable to the Common Stock.

Fully Paid and Non-Assessable

All of the outstanding shares of Common Stock are fully paid and nonassessable.

Listing

The Company’s Common Stock is listed on the New York Stock Exchange under the ticker symbol “WDR.”

Transfer Agent and Registrar

The transfer agent and registrar for the Company’s Common Stock is Computershare Trust Company, N.A.

Preferred Stock

The Board of Directors may authorize the issuance of preferred stock in one or more series, and may determine, with respect to any such series, the designations, powers, preferences, and rights of such series, and its qualifications, limitations and restrictions, including, without limitation, voting rights, dividend rights, conversion rights, redemption privileges, and liquidation preferences.  The issuance of shares of preferred stock may adversely affect the holders of the Common Stock by, including, without limitation, restricting dividends on the Common Stock, diluting the voting power of Common Stock, and impairing the liquidation rights of the Common Stock. Also, the issuance of preferred stock could decrease the amount of earnings and assets available for distribution to holders of the Common Stock.

Certain Effects of Authorized, but Unissued Stock

The Company may issue additional stock, including the Common Stock and preferred stock,  from time to time upon such terms and for such consideration as may be determined by our Board of Directors. Generally, the issuance of Common Stock and preferred stock, up to respective the aggregate amounts authorized by the Certificate, will not require approval by the Company’s stockholders, unless such action is required by applicable law or the rules of any stock exchange or automated quotation system on which the Company’s securities may be listed or traded at the time of such issuance.  Furthermore, and as discussed below, the existence of unissued and unreserved Common Stock and preferred stock may enable the Company’s Board of Directors to issue shares to persons who are friendly to current management, which could discourage an attempt to obtain control of the Company by means of a proxy contest, tender offer, merger, or otherwise.

Anti-Takeover Effects of Certain Provisions in Our Certificate, Our Bylaws, and the DGCL

Provisions in Our Certificate and Bylaws

Certain provisions contained in our Certificate and Bylaws could result in the delay of or otherwise discourage transactions involving an actual or potential change in control of the Company or its management and may limit the ability of the Company’s stockholders to remove current management or approve transactions that the Company’s stockholders may deem to be in their best interests. These provisions include, among others:

•    Classification and Size of Board: The Company’s Board of Directors is divided into three classes of directors, with each class serving a staggered three-year term. The size of the Board of Directors is determined by a majority of the entire Board of Directors, provided that the number of directors must be at least seven and no more than fifteen persons.

•    Director Vacancies: Vacancies on the Board of Directors, including vacancies resulting from removal or enlargement of the Board of Directors, are filled by a majority of the directors then in office, even if less than a quorum remains on the Board of Directors.

•    Director Removal: Directors can only be removed for cause and with approval from the holders of at least 80% of the outstanding shares entitled to vote, subject to any rights of any outstanding shares of preferred stock, if any.

•    Amendment of Director-Related Provisions in Bylaws: Approval from the holders of at least 80% of the outstanding shares entitled to vote is required to amend or repeal, or adopt any provision inconsistent with, Article III of our Bylaws. Article III of our Bylaws includes provisions related to the Board of Directors, including the items discussed in the three bullet points above.

•    No Cumulative Voting: The holders of Common Stock are not entitled to cumulative voting rights.

•    Issuance of Additional Stock:  The Board of Directors has the power to issue additional stock, including the authority to establish one or more series of preferred stock and to fix the powers, preferences, rights, and limitations of such series, and generally may do so without seeking stockholder approval.

•    Stockholder Action: Any action required or permitted to be taken by the Company’s stockholders must be effected at a duly called annual or special meeting of stockholders and may not be effected by written consent.

•    Special Meetings: Special meetings of stockholders can only be called by the Board of Directors or the Chairman of the Board of Directors.

•    Advance Notice Requirements for Stockholder Action: Our Bylaws contain provisions requiring advance notice be delivered to the Company of any business to be brought by a stockholder before an annual meeting and providing for procedures to be followed by stockholders in nominating persons for election to our Board of Directors, including shareholder nominees to be included in our proxy statement.  A stockholder must give notice no later than the 100th day nor earlier than the 120th day before the one‐year anniversary of the date of the preceding year’s annual meeting. The notice must contain the information required by our Bylaws, and the stockholder(s) and nominee(s) must comply with the information and other requirements required by our Bylaws.

The DGCL Provisions

The Company is subject to the provisions of Section 203 of the DGCL (“Section 203”). Under Section 203, the Company is generally prohibited from engaging in any business combination with any interested stockholder for a period of three years following the time that the stockholder became an interested stockholder unless:

•    prior to this time, the Board of Directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•    upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the Company outstanding at the time the transaction commenced, excluding shares owned by persons who are directors and also officers and by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•    at or subsequent to such time, the business combination is approved by the Board of Directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

Generally, a “business combination” includes mergers, asset sales, stock issuances, and certain other transactions resulting in a financial benefit to a stockholder.  An “interested stockholder” is defined generally as a person who, together with affiliates and associates, beneficially owns (or, within the prior three years, owned) 15% or more of a corporation’s voting stock.  The provisions of Section 203 may have the effect of delaying, deferring, or preventing a change in control of the Company.